EXHIBIT 14.12


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                    INSIDER TRADING AND REPORTING GUIDELINES


I    DEFINITIONS

     Under these Guidelines

     "Insider" of the Corporation means:

     (a)  a Director or Senior Officer of the Corporation;

     (b) a Director or senior officer of a person that is itself an Insider or subsidiary of the Corporation;

     (c)  a person that has:

          (i)  direct or indirect beneficial ownership of,

          (ii) control or direction over, or

          (iii) a combination of direct or indirect beneficial ownership of and of control or direction over,

          securities of the Corporation carrying more than 10% of the voting rights attached to all the Corporation's outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person as underwriter in the course of a distribution; and

     (d) the Corporation itself, if it has purchased, redeemed or otherwise acquired any securities of its own issue, for so long as it continues to hold those securities.

     "Director" means a director of the Corporation or an individual occupying or performing with respect to the Corporation or any other person,a similar position or similar functions.

     "Senior Officer" means:

     (a) the Chair or a Vice Chair of the Board of Directors, the President, a Vice President, the Secretary, the Treasurer or the general manager of the Corporation;


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     (b)  any  person  who  performs  functions  for a person  similar  to those normally performed by an individual occupying the office of the Chair or a Vice Chair of the Board of Directors, the President, a Vice President, the Secretary, the Treasurer or the general manager of the Corporation; and

     (c)  the five highest paid employees of the Corporation.


II   REPORTING

     Under the Securities Act, an Insider:

     (a) must file an insider report within ten days of becoming an Insider of the Corporation.;

     (b)  must file an insider report within ten days of:

          (i) entering into a transaction involving a security of the Corporation or a change in the director in direct beneficial ownership of, or control or direction over, securities of the Corporation held by the Insider or information filed in the Insider's last insider report; or

          (ii) entering into a transaction involving a financial instrument.

     Insider reports are filed on SEDI (System for Electronic Disclosure by Insiders) at www.sedi.ca. You must register and create a SEDI profile with CDS Inc. in order to file reports on the SEDI system. The Corporate Secretary of the Issuer will assist you in creating a SEDI profile.

     Insiders of the Corporation may file insider reports directly with SEDI or arrange with the Corporate Secretary to have the Corporation file on your behalf. Should you elect to have the Corporation file, it is your responsibility to provide the required information to the Corporate Secretary within the required timeline.


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III  LATE FILING FEES

     The British Columbia Securities Commission imposes a $50 late filing fee on Insiders who file insider reports outside the prescribed time period. Every Insider must file their insider reports within the prescribed time period. The Corporation is not responsible for paying late filing fees imposed by
     the  British  Columbia   Securities   Commission  for  an  Insider  of  the
     Corporation.

     Although you may elect to have the Corporate Secretary of the Corporation file insider reports on your behalf, the obligation to file such reports and the accuracy of the information disclosed therein is the Insider's responsibility. If you have any questions regarding insider reporting, you are directed to contact the Corporate Secretary of the Corporation to discuss your questions.

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